Management of FHLBank Topeka’s capital is an important tool in the successful operation of the Bank and providing value to our members. A key component of that management is controlling the amount of excess capital stock outstanding. Under current Federal Housing Finance Agency regulations, a Federal Home Loan Bank is only permitted to pay stock dividends if excess stock will not exceed one percent of assets following the dividend. Excess stock is stock held by members that exceeds the amount required for membership and product use.

Traditionally, we managed the amount of excess stock outstanding by conducting periodic sweeps of excess Class B Common Stock to Class A Common Stock. Because of the lower dividend rate on Class A Common Stock, many members then chose to redeem their excess Class A Common Stock, thereby reducing the amount of excess stock outstanding. Because of FHLBank’s strong income, we have maintained relatively high dividend levels on Class A Common Stock, and we are experiencing few requests for redemption of excess Class A Common Stock. The result has been an increased percentage of excess stock above one percent of our assets.

Our continued robust earnings support maintaining strong dividends. Rather than reducing the dividend level on Class A Common Stock to promote redemptions, we have decided to redeem sufficient excess Class A Common Stock to reduce total outstanding excess stock below one percent of assets. This mandatory redemption will take place prior to June 30, 2009, the next dividend payment date. Again, we believe this mandatory redemption is preferable to reducing the dividend on Class A Stock.

We also recognize that many members have built up excess stock positions over many years through the receipt of stock dividends. This results in members having a relatively low cost basis in their capital stock. In order to help members who want to avoid the tax consequences of redeeming excess stock while receiving a higher Class B dividend, we will offer members a one-time option to exchange excess Class A Common Stock for excess Class B Common Stock. Our healthy earnings combined with lower levels of excess stock outstanding will facilitate paying the higher Class B dividend for those that choose to participate in the exchange. We paid stock dividends of 0.75 percent on Class A Common Stock and 2.50 percent on Class B Common Stock for both the fourth quarter of 2008 and the first quarter of 2009. We anticipate paying similar dividends for the second quarter of 2009. It is also our intent to continue to pay stock dividends because of their preferential tax treatment. However, if these actions are not sufficient to bring us into compliance with the one percent requirement, we will need to pay dividends in the form of cash.

The process of exchanging excess Class A to Class B is simple. Click here or call Member Services at 800.809.2733 before May 29, 2009. If you place your request online, a member of the Member Services department will call to assist with the transaction.

We appreciate your business and are committed to providing an excellent return on your investment in FHLBank Topeka. If you have any questions regarding this message or the process of exchanging excess Class A Common Stock for Class B Common Stock, please contact your account manager or Member Services.

Dave Fisher
Senior EVP  |  Chief Operating Officer
FHLBank Topeka